Exhibit 99.1

MATECH Appoints Tony Cataldo As Co-Executive Chairman

Mr. Cataldo Brings Extensive Management Experience in the Public Markets to MATECH

LOS ANGELES, CA- September 9, 2009 — MATECH Corp. (OTC BB (MTCH) - News). (MATECH) is pleased to announce that Company has appointed Tony Cataldo as Co-Executive Chairman of MATECH.

Tony Cataldo served as Chief Executive Officer and Chairman of VoIP, Inc (OTC BB:VOII) from September 2006 through April 2008. During the past five  years, Mr. Cataldo has served as non-executive chairman of the board of directors of BrandPartners Group, Inc. (OTC BB:BPTR), a provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions from October 2003 through August 2006.

Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc. (OTC BB: MUCL), a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006. Mr. Cataldo has also served as executive chairman of Calypte Biomedical Corporation (AMEX: HIV), a publicly traded biotechnology company, involved in the development and sale of urine based HIV-1 screening tests from May 2002 through November 2004.

Prior to that, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC (OTC BB:SNTKY), a publicly traded biotechnology company involved in age-related therapies.

“Mr. Cataldo brings an extensive knowledge of the public markets and corporate management, and will be instrumental in helping position MATECH into a leading global company,” said Robert Bernstein, CEO of MATECH. “We are very pleased to have Mr. Cataldo on board and look forward to working with him on MATECH’s exciting new developments.”

About MATECH

MATECH Corp, formerly Material Technologies, Inc., was founded in 1983 and is based in Los Angeles. It is an engineering, research and development company that specializes in technologies to measure microscopic fractures in metal structures and to monitor metal fatigue. The Company has already completed significant work for the federal government -- generating $8.3 million to develop technology to detect metal fatigue in aircraft. It has also received $5 million in private investments. Building on that base, it is now marketing its technologies to companies and government agencies involved in the inspection of metal highway and railroad bridges. To learn more, go to www.matechcorp.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe," "will," "breakthrough," "significant," "indicated," "feel," "revolutionary," "should," "ideal," "extremely" and "excited." These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

MATECH Corp.
Robert Bernstein, 310-208-5589
matech@matechcorp.com
www.matechcorp.com